EXHIBIT 99.1

American States Water Company Announces Sale of Common Shares

SAN DIMAS, Calif.—(BUSINESS WIRE)—Sept. 23, 2004—American States Water Company (NYSE:AWR) announced today that it sold 1,400,000 common shares to the public on September 22, 2004 at $25.26 per share and granted an over-allotment option to the underwriters for an additional 210,000 shares.

American States Water Company is the parent of Southern California Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company also distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the company contracts with various municipalities, the U. S. Government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause the actual results to differ materially include those described in the Company’s Form 10-Qs and Form 10-K filed with the Securities and Exchange Commission.

CONTACT: American States Water Company
Robert J. Sprowls, 909-394-3600, ext. 647